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EXHIBIT 10.2

OUTPARCEL SALE LETTER OF INTENT

Date Processed: September 6, 2002

Mr. Thomas M. Wilson

Tom Wilson and Associates, LLC

2920 Woodbine Hill Way

Norcross, Georgia 30071

Re: Outlot #4 - Pinetree Village Shopping Center

City of Cumming, County of Forsyth, State of Georgia

Dear Mr. Wilson:

This letter of intent contains the basic terms under which JDN Development Company, Inc. ("Seller") would be willing to enter into a contract of sale with Mountain Bancshares, Inc. ("Buyer") regarding the purchase and sale of the Property (as defined below).

Addressing business issues in a comprehensive manner at the outset expedites negotiation and finalization, and this letter of intent is intended as the first step in this process. It is only an expression of the basic terms and conditions to be incorporated in a formal written agreement. Neither party hereto may rely on this letter as creating any legal obligation of any kind.

Part I - General Provisions

1.1 Basis Terms and Definitions:

a. Seller:	JDN Development Company Inc., a Delaware corporation.

b. Buyer:

Mountain Bancshares, Inc., a Georgia corporation. Buyer shall have the right to assign its interest in the Contract (as defined below), provided any such assignment shall not relieve Mountain Bancshares, Inc. of liability under the Contract.

c. Property:	Approximately 1.707 acres as described on Exhibit A attached hereto and as shown on the conceptual site plan as Outlot #4 on Exhibit B, attached hereto and made a part hereof ("Property").

d. Purchase Price:	Eight Hundred Thousand and No/100 Dollars ($800,000.00) ("Purchase Price").

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e. Earnest Money:

Within five (5) business days after execution of the Contract (as defined below) by Buyer and Seller, Buyer shall deliver to Metropolitan Title Agency, Inc. ("Escrow Agent"), Lakeside Office Complex, 1800 Water Place, Suite 236, Atlanta, Georgia 30339, Attn: Ray D. Zematrek, President, the sum of Ten Thousand and No/100 Dollars ($10,000.00) in earnest money ("Earnest Money"). The Earnest Money shall be held in an interest bearing account and disbursed by the Escrow Agent upon and subject to the terms of the Contract. At Closing (as defined below), the Earnest Money shall be applied to the Purchase Price. If the transaction does not close, the Earnest Money shall be disbursed in accordance with the Contract.

f. Contract:

Buyer and Seller shall execute and deliver a binding written contract ("Contract") for the purchase and sale of the Property not later than September 23, 2002 or the terms of this letter of intent shall cease to apply. The Contract shall be prepared by Seller, at its expense.

g. Closing:

Closing of the transactions described in the Contract ("Closing") shall occur on or before the expiration of the fifteenth (15th) day following the end of the Inspection Period unless otherwise agreed to in writing by the parties to the Contract.

h. Settlement Statement	At Closing, Buyer and Seller shall each execute and delivery to the other a settlement statement which outlines the financial terms of the transaction.

i. Other Terms:	The Property will be conveyed by limited warranty deed subject to the ECR (as defined below) and all matters of record.

12. Due Diligence, Fees and Costs:

a. Due Diligence:

During the Inspection Period (as defined below), Buyer shall perform its due diligence on the Property. The extent and type of such due diligence shall be in the sole discretion of Buyer. Buyer may either terminate the Contract or waive the remainder of the Inspection Period, provided such termination or waiver is in writing and received by Seller on or before the last day of the Inspection Period. The Contract shall be a binding obligation on the parties thereto and may be terminated during the Inspection Period only in the manner required by the Contract.

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b. Inspection Period:	The ninety (90) day period commencing upon the Effective Date (as defined below) of the Contract ("Inspection Period").

c. Access

Upon the date of full execution of the Contract by Seller and Buyer ("Effective Date"), Seller shall grant Buyer a limited right to enter the Property for the purposes of conducting its due diligence provided that Buyer shall restore any damage to the Property caused by Buyer or its agents. Such limited right shall expire on the expiration or earlier termination of the Inspection Period.

d. Closing Costs:

Seller shall pay the cost of any transfer tax incurred in connection with recording the deed and the cost of satisfying any outstanding indebtedness on the Property. Buyer shall pay the cost of recording the deed, the premium for the title policy, including without limitation, the cost of the title commitment and any title search or cancellation fee associated therewith and the cost of any endorsements to the title policy required by Buyer, the cost of any survey required by Buyer, and any costs Buyer incurs in connection with the due diligence or other activities related to the Property, including any such costs that are expended prior to the execution of the Contract. Ad valorem property taxes imposed on the Property shall be prorated between Buyer and Seller based on the date of Closing, with Buyer being considered as the owner on the date of Closing. Buyer and Seller will share equally the reasonable closing fees charged by the Escrow Agent. Each part shall pay its own expenses with respect to closing, including but not limited to, attorney's fees, costs and expenses in connection with satisfying conditions hereunder and under the Contract.

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c. Due Diligence Material:

As and if available, Seller agrees to provide Buyer with a copy of certain information to facilitate Buyer's due diligence review of the Property ("Due Diligence Material") within seven (7) business days of Seller's receipt of the Contract fully executed by the parties thereto. Seller, however, shall not be required to update the Due Diligence Material (but will provide a copy of any update that occurs during the Inspection Period) or provide any such Due Diligence Material that is not in Seller's custody or control. Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer will be at Buyer's expense. The Due Diligence Material may include the following in connection with the surrounding property of which the Property is a part, -- latest survey, Seller's title insurance commitment (or policy, if available), Phase I environmental report, and geotechnical report.

f. Broker Commission:	Tom Wilson and Associates, LLC ("Broker") is the only broker owed a commission for this transaction. Seller will pay Broker a commission equal to four percent (4%) of the Purchase Price at Closing.

1.3 Property Use and Restrictions:

a. ECR:

The Property will be conveyed to Buyer subject to recorded instruments that establish certain rights, restrictions and obligations for the Property (collectively, "ECR"). Buyer will have the right and obligations allocated to the Property under the ECR. A copy of the ECR will be provided with the Due Diligence Material.

b. Permitted Use:

The Property initially shall be opened and operated as a full service financial institution with drive-thru lanes, and for no other purpose whatsoever. The use of the Property shall be subject to the ECR, any exclusives previously granted to other owners and/or tenants at Pinetree Village as of the date of the execution of the Contract by both Buyer and Seller which affects the Property, and all matters of record.

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c. Restricted Occupants:

After the Closing, Seller agrees it will not sell or lease to any occupant of Outlot #1, as depicted on Exhibit B hereto, if such occupant's primary business is the operation of an ATM, lending institution, bank or other financial institution, nor, to the extent Seller has a right to consent to an assignment of lease or change of use covering such area, will Seller consent to same.

Buyer recognizes that there is currently a contract for sale in place on Outlot #2. Seller agrees that in the event the closing contemplated by such contract does not occur, Seller will not sell or lease to any occupant of Outlot #2, as depicted on Exhibit B hereto, if such occupant's primary business is the operation of an ATM, lending institution, bank or other financial institution.

d. Annual Maintenance: Fee

Buyer will be responsible for an annual contribution towards the maintenance of the driveways and stormwater detention facilities in the amount of ten cents (10) per square foot of the building built on the Property for the first five (5) years after the Closing, increasing by five cents (5) per square foot for each subsequent five (5) year period.

e. Sewer Capacity Reservation Fee:

Seller has previously purchased sewer capacity for the Property from the local authority and will transfer such to Buyer at Closing upon payment to Seller of the sum of Six Thousand and No/100 Dollars ($6,000.00) therefor, which is the cost of the sewer capacity ($8.00/per gallon for 750 gallons). Should Buyer determine prior to Closing that it will require any additional sewer capacity greater than 750 gallons, such reasonable amount of additional capacity will be the cost of $8.00 per gallon. Seller shall not be obligated to transfer an amount of additional capacity that would adversely impact that which would reasonably be necessary for use by other occupants of Seller's or its affiliates' properties served by the Forsyth County sewer authority. Such amount is in addition to the Purchase Price and will be shown as a separate item on the settlement statement. The terms and provisions of this paragraph shall survive the date of Closing for a period of the lesser of six (6) months or the date of commencement of construction of Buyer's initial improvements on the Property. Seller shall reserve an additional 2,000 gallons for 12 months after closing for Buyer's use and/or purchase.

Part II - The Property

    The physical requirements of the Property shall include the following:

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a. Condition of the Property:

The Property will be sold "as is, where is" without representations or warranties from Seller except as specifically set forth in the Contract. During the Inspection Period, Buyer shall be responsible for assuring that the condition of the Property is suitable for Buyer's intended use.

b. Maximum Building Size:

The maximum building size of a building located on the Property shall be the smaller of that contained in the ECR or as required by applicable law. Any building located on the Property shall be subject to the higher limitations as stated in the ECR.

c. Minimum Parking Ratio:	The minimum parking ratio shall be the greater of (a) as set forth in the ECR or (b) as required by applicable law.

d. Plans and Architectural Control:

Within thirty (30) days after the contract is executed by Buyer and Seller, Buyer shall submit to Seller (and the approving entity under the ECR or other entity with approval rights, if different from Seller (collectively, "Approving Party")), a site plan and building layout in connection with Buyer's proposed building to be constructed on the Property for the review and written approval of the Approving Party, which review and approval shall not be unreasonably withheld, conditioned or delayed.

During the Inspection Period, Buyer shall submit to the Approving Party the following in connection with Buyer's proposed building to be constructed on the Property: (a) all exterior elevations, (b) site lighting, (c) traffic flow, (d) building color and materials, (e) interior square footage of the building, (f) parking plan, (g) grading, curbing landscaping, drainage, and utility plans, (h) such other information as is reasonably requested by the Approving Party, all for the review and written approval of the Approving Party, which review and approval shall be unreasonably withheld, conditioned, or delayed. Improvements on the Property shall be required to be architecturally compatible with other buildings pursuant to the ECR. Any exterior changes proposed at any time to the improvements located on the Property must be resubmitted to the Approving Party for approval.

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e. Signage:	Buyer may utilize such exterior building and freestanding signage as is permitted by the ECR and applicable law.

Part III - Timing

3.1	Discussion Purposes Only:

This letter of intent is delivered for discussion purposes only, and no agreement shall be deemed to exist unless and until the Contract is prepared, approved and executed by Seller and Buyer. No prior or subsequent correspondence or course of dealing between Seller and Buyer, or Seller or Buyer and any other party shall be construed to create any contract or to vest any rights in either party with respect to the proposed Property. Both parties reserve the right to discontinue discussions at any time prior to the execution of the Contract, and acknowledge that this letter of intent is subject to modification or withdrawal at any time.

3.2	Acceptance of this Letter of Intent:

In order for Buyer to accept the terms of this letter of intent, Seller must receive a countersigned original from Buyer on or before 5:00 P.M. (EST) on September 13, 2002. Seller will accept a faxed countersigned copy provided Seller receives an original within seven (7) days thereafter.

[Signatures on the following page]

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Submitted and agreed to this 6th day of September, 2002.

SELLER: JDN DEVELOPMENT COMPANY, INC., a Delaware corporation By: s/Suzanne Haeger Print Name: Suzanne Haeger Title: Vice President of Development

Accepted and agreed to this ______ day of September, 2002.

BUYER: MOUNTAIN BANCSHARES, INC., a Georgia corporation By: s/John R. Lewis Print Name: John L. Lewis Title: President and CEO

Attachments

cc: John C. Kimbrough, JDN Development

Shelley Jordan Bell, JDN Development

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EXHIBIT A

Property Legal Description

OUTLOT 4

Pinetree Village Shopping Center

All that tract or parcel of land lying and being in Land Lot 415, District 2, Section 1, of Forsyth County, Georgia, and being more particularly described as follows:

Commencing at the Southern most mitered corner of the Northern right-of-way of Georgia State Route 9 (variable right-of-way) and Bethelview Road (variable right-of-way) intersection; thence along the Northern variable right-of-way of Georgia State Route 9 the following courses and distances: South 84 degrees 28 minutes 48 seconds West for a distance of 210.36 feet to a point; North 05 degrees 31 minutes 12 seconds West for a distance of 10.00 feet to a point; thence South 84 degrees 28 minutes 48 seconds West for a distance of 39.08 feet to a point; thence leaving said right-of-way North 03 degrees 38 minutes 04 seconds West for a distance of 146.26 feet to a point, said point being the TRUE POINT OF BEGINNING; thence North 03 degrees 38 minutes 02 seconds West for a distance of 46.59 feet to a point; thence North 74 degrees 58 minutes 18 seconds West for a distance of 198.60 feet to a point; thence North 09 degrees 43 minutes 36 seconds East for a distance of 144.71 feet to a point; thence North 33 degrees 49 minutes 56 seconds East for a distance of 15.93 feet to a point; thence North 57 degrees 56 minutes 23 seconds East for a distance of 149.01 feet to a point; thence South 32 degrees 03 minutes 37 seconds East for a distance of 5.17 feet to a point; thence North 57 degrees 39 minutes 14 seconds East for a distance of 55.97 feet to a point located on the proposed right-of-way of Bethelview Road; thence along said proposed right-of-way South 32 degrees 34 minutes 59 seconds East for a distance of 295.96 feet to a point; thence leaving said proposed right-of-way South 57 degrees 56 minutes 23 seconds West for a distance of 205.61 feet to a point; said point being the TRUE POINT OF BEGINNING.

Said tract of land contains 1.707 acres.

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